Exhibit 99.1

22nd Century Group Reports First Quarter 2024 Financial Results

New Contracts to Boost Second Quarter Revenue

Reduced Operating Costs, Improved Cash Position

Reduced ~$8.0 Million of Outstanding Debt and Liabilities for Equity Exchanges in Q2 2024

MOCKSVILLE, N.C., May 15, 2024 — 22nd Century Group, Inc. (Nasdaq: XXII), a tobacco products company focused on nicotine harm reduction, today reported results for the first quarter ended March 31, 2024, and provided an update on recent business highlights.

First Quarter 2024 Financial Results

All figures reported below reflect continuing operations, excluding discontinued operations related to the sale and exit of its hemp/cannabis franchise in late 2023.

●	Cash used in operations during the first quarter of 2024 declined significantly to $2.3 million, as compared to the prior comparative period of $17.5 million, and fourth quarter 2023 of $4.8 million.
●	Net revenue from continuing operations was $6.5 million, as the Company further refined its revenue mix away from negative margin filtered cigars in favor of higher margin VLN® and conventional cigarettes.
●	Gross profit for the first quarter of 2024 was $(1.1) million which included a one-time charge of $(0.4) million for inventory reserves and $(0.2) million for an excise tax assessment related to prior periods.
●	Total operating expenses for the first quarter of 2024 were $3.3 million, compared with $10.4 million in the first quarter of 2023, and sequential improvement from $6.4 million in the fourth quarter of 2023.
●	Operating loss for the first quarter of 2024 was $4.4 million, compared with $10.4 million in the prior year comparative period.
●	Net loss from continuing operations for the first quarter of 2024 decreased to $5.5 million, compared with $10.8 million in the prior year comparative period.
●	Adjusted EBITDA for the first quarter 2024 declined to a loss of $3.5 million, from a loss of $9.0 million in the prior year comparative period. Please refer to the tables included in this release for a reconciliation of Adjusted EBITDA (a non-GAAP measure) compared to net loss.

Balance Sheet and Liquidity

As of May 1, 2024, the Company held $4.8 million in cash and cash equivalents, as compared to March 31, 2024 of $1.5 million. Cash balances primarily increased as a result of raising $4.2 million of gross proceeds through an equity capital transaction in April 2024.

Additionally, long-term debt was $8.1 million at quarter end, and current debt was $6.5 million of which $3.0 million of assets have been pledged against current obligations. Subsequent to the quarter end, the Company reduced approximately $8.0 million of debt and other liabilities in equity exchange transactions.

Said Larry Firestone, Chairman and CEO: “The first quarter and subsequent events in Q2 2024 demonstrate that we are rapidly transforming 22nd Century’s operating results as we shift our revenue mix and implement a lean operating cost mantra across the Company, and strengthening the balance sheet. Operating costs declined dramatically, to just $3.3 million, well below our target of $4.0 million. We also recently announced two significant new customer contracts to drive additional revenue and improve our margin profile, including a 20% increase in our CMO production unit volumes. Those contracts commenced in April 2024 with revenue ramping in the second quarter.”

Conference Call

22nd Century will host a live webcast today at 8:00 a.m. E.T. to discuss its first quarter 2024 financial results and business highlights.

The live webcast will be accessible in the Events section on 22nd Century’s Investor Relations website at https://ir.xxiicentury.com/events-and-presentations/default.aspx. An archived replay of the webcast will also be available shortly after the live event has concluded.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is an agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. The Company is a subsequent participating manufacturer under the Master Settlement Agreement (“MSA”) and vertically integrated for the production of its both own products and contract manufacturing operations (“CMO”), which consist primarily of branded filtered cigars and conventional cigarettes.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our strategic alternatives and cost reduction initiatives, (ii) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, (iii) our financial and operating performance and (iv) our expectations for our business interruption insurance claim. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 28, 2024, and in the Company’s Quarterly Report filed on May 15, 2024. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(amounts in thousands, except share and per-share data)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,517	$2,058
Accounts receivable, net	1,747	1,671
Inventories	2,889	4,346
Insurance recoveries	3,768	3,768
GVB promissory note	2,000	2,000
Prepaid expenses and other current assets	699	1,180
Current assets of discontinued operations held for sale	1,093	1,254
Total current assets	13,713	16,277
Property, plant and equipment, net	3,236	3,393
Operating lease right-of-use assets, net	1,832	1,894
Intangible assets, net	5,820	5,924
Other assets	15	15
Total assets	$24,616	$27,503

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Notes and loans payable - current	$—	$543
Current portion of long-term debt	6,577	5,848
Operating lease obligations	238	231
Accounts payable	5,046	4,445
Accrued expenses	1,449	1,322
Accrued litigation	3,768	3,768
Accrued payroll	466	883
Accrued excise taxes and fees	2,525	2,234
Deferred income	376	726
Other current liabilities	1,672	1,849
Current liabilities of discontinued operations held for sale	3,147	3,185
Total current liabilities	25,264	25,034
Long-term liabilities:
Operating lease obligations	1,635	1,698
Long-term debt	8,136	8,058
Other long-term liabilities	1,205	1,123
Total liabilities	36,240	35,914
Shareholders' equity (deficit)
Preferred stock, $.00001 par value, 10,000,000 shares authorized
Common stock, $.00001 par value, 250,000,000 shares authorized
Capital stock issued and outstanding:
3,600,935 common shares (2,720,437 at December 31, 2023)
Common stock, par value	—	—
Capital in excess of par value	372,822	370,297
Accumulated deficit	(384,446)	(378,707)
Total shareholders' deficit	(11,624)	(8,410)
Total liabilities and shareholders’ deficit	$24,616	$27,503

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(amounts in thousands, except share and per-share data)

	Three Months Ended
	March 31,
	2024	2023
Revenues, net	$6,469	$8,926
Cost of goods sold	4,213	4,724
Excise taxes and fees on products	3,385	4,185
Gross (loss) profit	(1,129)	17
Operating expenses:
Sales, general and administrative	2,906	9,837
Research and development	425	730
Other operating expense (income), net	(26)	(146)
Total operating expenses	3,305	10,421
Operating loss from continuing operations	(4,434)	(10,404)
Other income (expense):
Other income (expense), net	—	(155)
Interest income, net	—	57
Interest expense	(1,016)	(328)
Total other expense	(1,016)	(426)
Loss from continuing operations before income taxes	(5,450)	(10,830)
Provision (benefit) for income taxes	—	—
Net loss from continuing operations	$(5,450)	$(10,830)

Discontinued operations:
Loss from discontinued operations before income taxes	$(289)	$(7,352)
Provision (benefit) for income taxes	—	—
Net loss from discontinued operations	$(289)	$(7,352)

Net loss	$(5,739)	$(18,182)
Deemed dividends	(3,589)	—
Net loss available to common shareholders	$(9,328)	$(18,182)

Basic and diluted loss per common share from continuing operations	$(1.72)	$(12.80)
Basic and diluted loss per common share from discontinued operations	$(0.09)	$(8.69)
Basic and diluted loss per common share from deemed dividends	$(1.13)	$—
Basic and diluted loss per common share	$(2.94)	$(21.49)
Weighted average common shares outstanding - basic and diluted	3,165,237	846,005

Net loss	$(5,739)	$(18,182)
Other comprehensive income:
Unrealized gain on short-term investment securities	—	61
Foreign currency translation	—	(4)
Reclassification of realized losses to net loss	—	13
Other comprehensive income	—	70
Comprehensive loss	$(5,739)	$(18,112)

Reconciliations of Non-GAAP Measures

Below is a table containing information relating to the Company’s Net loss, EBITDA and Adjusted EBITDA for the quarter ended March 31, 2024 and 2023, including a reconciliation of these Non-GAAP measures for such periods.

	Quarter Ended
	March 31,
	Amounts in thousands ($000's)
	except share and per share data
	(UNAUDITED)
			$ Change
	2024	2023	fav / (unfav)[1]
Net loss from continuing operations	$(5,450)	$(10,830)	$5,380
Interest (income)/expense, net	1,016	271	745
Provision (benefit) for income taxes	—	—	—
Amortization and depreciation	266	361	(95)
EBITDA	$(4,168)	$(10,198)	$6,030
Adjustments:
Restructuring and impairment	(26)	—	(26)
Inventory write-down	431	—	431
Change in fair value of derivative liabilities	82	—	82
Change in fair value of warrant liabilities	—	139	(139)
Equity-based employee compensation expense	181	1,097	(916)
Adjusted EBITDA	$(3,500)	$(8,962)	$5,462

Adjusted EBITDA loss per common share	$(1.11)	$(10.59)	$9.49
Weighted average common shares outstanding - basic and diluted	3,165,237	846,005

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

Notes regarding Non-GAAP Financial Information

In addition to the Company’s reported results in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company provides EBITDA and Adjusted EBITDA.

In order to calculate EBITDA, the Company adjusts net (loss) income by adding back interest expense (income), provision (benefit) for income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted by the Company for certain non-cash and/or non-operating expenses, including adding back equity-based employee compensation expense, restructuring and restructuring-related charges such as impairment, acquisition and transaction costs, and other unusual or infrequently occurring items, if applicable, such as inventory reserves and adjustments, gains or losses on disposal of property, plant and equipment, and gains or losses on investments.

The Company believes that the presentation of EBITDA and Adjusted EBITDA are important financial measures that supplement discussion and analysis of its financial condition and results of operations and enhances an understanding of its operating performance. While management considers EBITDA and Adjusted EBITDA to be important, these financial performance measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.